                                                           Exhibit 99.1



                                                                  April 30, 1998


                MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                                    Unaudited

                        Consolidated Balance Sheets as of
                           December 31, 1997 and 1996


                 Consolidated Statements of Operations, Changes
           in Stockholder's Equity and Cash Flows for the Years ended
                        December 31, 1997, 1996 and 1995


                          Notes to Financial Statements


The accompanying unaudited financial statements as of December 31, 1997 and as of December 31, 1996 and for the years then ended have not been prepared in accordance with generally accepted accounting principles due to the Company's inability at the present time to determine the amount of an impairment adjustment that would be required pursuant to Statement of Financial Accounting Standard No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The Company believes that the amount of the impairment adjustment will be material. See Note 2 to the accompanying unaudited financial statements.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets of MobileMedia Communications, Inc. and
   Subsidiaries as of December 31, 1997 and 1996............................ F-2

Consolidated Statements of Operations of MobileMedia Communications, Inc.
   and Subsidiaries for the years ended December 31, 1997, 1996 and 1995.... F-3

Consolidated Statement of Changes in Stockholders' Equity of MobileMedia
   Communications, Inc. and Subsidiaries for the years ended December 31,
   1997, 1996 and 1995 ..................................................... F-4

Consolidated Statements of Cash Flows of MobileMedia Communications, Inc.
   and Subsidiaries for the years ended December 31, 1997, 1996 and 1995.... F-5

Notes to Consolidated Financial Statements ................................  F-6

                MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                    UNAUDITED
                          (dollar amounts in thousands)

                                                               December 31,
                                                        --------------------------
                                                           1997            1996
                                                        -----------    -----------
Assets
Current assets
   Cash and cash equivalents ........................   $    10,920    $    23,160
   Accounts receivable (less allowance for
     uncollectible accounts of $29,944 and
     $56,189 at December 31, 1997 and 1996,
     respectively) ..................................        51,985         66,709
   Inventories ......................................           868         13,382
   Prepaid expense ..................................         5,108          1,118
   Other ............................................         6,715          2,988
                                                        -----------    -----------
Total current assets ................................        75,596        107,357

Investment in net assets of equity affiliate ........         1,788          1,857
Property and equipment, net .........................       257,937        327,757
Intangible assets, net ..............................     1,006,835      1,118,231
Other assets ........................................        23,503         27,482
                                                        -----------    -----------
Total assets ........................................   $ 1,365,659    $ 1,582,684
                                                        ===========    ===========

Liabilities and stockholder's equity
   Liabilities not subject to compromise
     Debtor-In-Possession (DIP) credit facility .....   $    10,000    $        --
     Accrued restructuring costs ....................         4,897             --
     Accrued wages, benefits and payroll taxes ......        11,894             --
     Accounts payable - post petition ...............         2,362             --
     Accrued interest ...............................         4,777             --
     Accrued expenses and other current liabilities .        35,963          6,708
     Advance billing and customer deposits ..........        34,252         37,022
                                                        -----------    -----------
       Total liabilities not subject to compromise ..       104,145         43,730

Liabilities subject to compromise
     Accrued wages, benefits and payroll taxes ......         3,093          9,443
     Accrued interest on notes payable ..............        18,450         15,976
     Accounts payable - pre petition ................        19,646         45,484
     Accrued expenses and other current liabilities .        20,663         48,215
     Current portion of long-term debt ..............     1,075,681      1,074,196
     Other ..........................................         2,876         18,900
                                                        -----------    -----------
       Total liabilities subject to compromise ......     1,140,409      1,212,214
     Deferred tax liabilities .......................        72,097         72,097
Stockholder's equity
     Common stock ($0.01 par value, 1,000 authorized,
       300 issued and outstanding at December 31,
       1997 and 1996) ...............................            --             --
     Additional paid-in-capital .....................       676,025        672,629
     Accumulated deficit - pre petition .............      (438,136)      (417,986)
     Accumulated deficit - post petition ............      (188,881)            --
                                                        -----------    -----------
Total stockholder's equity ..........................        49,008        254,643
                                                        -----------    -----------
Total liabilities and stockholder's equity ..........   $ 1,365,659    $ 1,582,684
                                                        ===========    ===========

                             See accompanying notes.

                MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                    UNAUDITED
                          (dollar amounts in thousands)

                                                   Year ended December
                                           -----------------------------------
                                              1997        1996          1995
                                           ---------    ---------    ---------
Revenues
  Services, rents and maintenance ......   $ 491,174    $ 568,892    $ 220,745
  Product sales ........................      36,218       71,818       32,251
                                           ---------    ---------    ---------
Total revenues .........................     527,392      640,710      252,996
Cost of products sold ..................     (35,843)     (72,595)     (26,885)
                                           ---------    ---------    ---------
                                             491,549      568,115      226,111
Operating expenses
  Services, rents and maintenance ......     139,333      144,050       59,800
  Selling ..............................      69,544       96,817       45,203
  General and administrative ...........     183,045      218,606       59,034
  Restructuring costs ..................      19,811        4,256           --
  Depreciation .........................     110,376      136,437       50,399
  Amortization .........................     110,863      212,264       21,009
                                           ---------    ---------    ---------
Total operating expenses ...............     632,972      812,430      235,445
                                           ---------    ---------    ---------
Operating (loss) .......................    (141,423)    (244,315)      (9,334)
Other income (expense)
  Interest expense, net ................     (67,611)     (92,663)     (31,745)
  Gain on sale of assets ...............           3           68
                                           ---------    ---------    ---------
Total other income (expense)............     (67,608)     (92,595)     (31,745)
                                           ---------    ---------    ---------
Loss before income taxes ...............    (209,031)    (336,910)     (41,079)
Income taxes ...........................          --           --           --
                                           ---------    ---------    ---------
Net loss ...............................   $(209,031)   $(336,910)   $ (41,079)
                                           =========    =========    =========

                             See accompanying notes

                MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES
            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                                    UNAUDITED
                          (dollar amounts in thousands)

                                                  Additional    Accumulated   Accumulated
                                        Common      Paid in       Deficit       Deficit
                                        Stock       Capital    Pre-petition  Post-petition     Total
                                      ---------    ---------    ---------      ---------     ---------
Balance at December 31, 1995 ......   $       0    $ 659,829    $ (81,076)     $       0     $ 578,753
Capital contribution by MobileMedia
   Corporation ....................                   12,800                                     12,800
Net loss ..........................                              (336,910)             0      (336,910)
                                      ---------    ---------    ---------      ---------     ---------
Balance at December 31, 1996 ......   $       0    $ 672,629    $(417,986)     $       0     $ 254,643
Capital contribution by MobileMedia
   Corporation ....................                    3,396                                      3,396
Net loss ..........................                               (20,150)      (188,881)     (209,031)
                                      ---------    ---------    ---------      ---------     ---------
Balance at December 31, 1997 ......   $       0    $ 676,025    $(438,136)     $(188,881)    $  49,008
                                      =========    =========    =========      =========     =========

                             See accompanying notes.

                MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                    UNAUDITED
                          (dollar amounts in thousands)

                                                                         Year ended December 31,
                                                               ------------------------------------------
                                                                    1997          1996           1995
                                                               -----------    -----------    -----------
Operating activities
   Net loss ................................................   $  (209,031)   $  (336,910)   $   (41,079)
Adjustments to reconcile net loss to net cash provided
      by operating activities:
   Depreciation and amortization ...........................       221,239        348,701         71,408
   Accretion of note payable discount ......................                       16,792         15,159
   Provision for uncollectible accounts ....................        68,628         64,135          4,259
   Write-off of unamortized debt issuance costs ............                                       5,391
   Undistributed earnings of affiliate, net of distributions            69            161           (303)
Change in operating assets and liabilities:
   Accounts receivable .....................................       (53,904)       (55,914)       (17,595)
   Inventories .............................................        12,514          2,433         (3,353)
   Prepaid expenses and other assets .......................        (3,205)        11,403            133
   Accounts payable, accrued expenses and other
      liabilities ..........................................       (21,390)         5,022          9,829
                                                               -----------    -----------    -----------
   Net cash provided by operating activities ...............        14,920         55,823         43,849
                                                               -----------    -----------    -----------
Investing activities:
   Construction and capital expenditures, including net
      changes in pager assets ..............................       (40,556)      (160,489)       (86,163)
   Investment in net assets of equity affiliates ...........                                      (1,641)
   Acquisition of businesses ...............................                     (866,460)      (171,223)
   MAP Mobile channel exchange agreement ...................                                     (10,175)
   Cash paid to FCC for PCS license ........................                                     (42,935)
   Other ...................................................                                        (561)
                                                               -----------    -----------    -----------
Net cash used in investing activities ......................       (40,556)    (1,026,949)      (312,698)
                                                               -----------    -----------    -----------
Financing activities:
   Capital contribution from MobileMedia Corporation .......         3,396         12,800        518,332
   Proceeds from sale of notes, net ........................                                     245,863
   Repayment of Dial Page notes ............................                                     (83,430)
   Payment of debt issue costs .............................                       (6,876)       (22,721)
   Borrowing from revolving credit facilities ..............                      580,250      1,071,000
   Repayments on revolving credit facilities ...............                                  (1,057,250)
   Borrowing from DIP credit facilities ....................        47,000
   Repayments on DIP credit facilities .....................       (37,000)
   Repayments of other debt ................................                          (64)
                                                               -----------    -----------    -----------
Net cash provided by financing activities ..................        13,396        586,110        671,794
                                                               -----------    -----------    -----------
Net (decrease) increase in cash, cash equivalents and cash
   designated for the MobileComm Acquisition ...............       (12,240)      (385,016)       402,945
Cash and cash equivalents at beginning of period ...........        23,160        408,176          5,231
                                                               -----------    -----------    -----------
Cash and cash equivalents at end of period .................   $    10,920    $    23,160        408,176
                                                               ===========    ===========    ===========


                             See accompanying notes.

                MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                    UNAUDITED
                          (dollar amounts in thousands)

             1. Chapter 11 Reorganization and Basis of Presentation

      On January 30, 1997 (the "Filing Date"), MobileMedia Corporation ("MobileMedia"), MobileMedia Communications, Inc. (the "Company") and all seventeen of MobileMedia Communications' subsidiaries (collectively with the Company and MobileMedia, the "Debtors"), filed for protection under Chapter 11 of title 11 of the United States Code (the "Bankruptcy Code"). The Debtors are operating as debtors-in-possession and are subject to the jurisdiction of the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court").

      The Bankruptcy Court has authorized the Debtors to pay certain pre-petition creditors. These permitted payments of pre-petition obligations include: (i) employee salary and wages; (ii) certain employee benefits and travel expenses; (iii) certain amounts owing to essential vendors; (iv) trust fund type sales and use taxes; (v) trust fund payroll taxes; (vi) property taxes; (vii) customer refunds; and (viii) customer rewards. On January 27, 1998, MobileMedia filed its Joint Plan of Reorganization with the Bankruptcy Court. On February 2, 1998, MobileMedia filed its Disclosure Statement with the Bankruptcy Court.

      Under the Bankruptcy Code, the Company may elect to assume or reject real estate leases, employment contracts, personal property leases, service contracts and other unexpired executory pre-petition leases and contracts, subject to Bankruptcy Court approval. Assumption of a contract requires the Company, among other things, to cure all defaults under the contract, including payment of all pre-petition liabilities. Rejection of a contract constitutes a breach of that contract as of the moment immediately preceding the Chapter 11 filing and the other party has the right to assert a general, unsecured claim against the bankruptcy estate for damages arising out of such breach. These parties may also seek to assert post-petition administrative claims against the Company to the extent that the Company utilizes the collateral or services of such parties subsequent to the commencement of the Chapter 11 proceedings. The Company cannot presently determine or reasonably estimate the ultimate liability which may result from payments required to cure defaults under assumed leases and contracts or from the filing of claims for all leases and contracts which may be rejected.

      In connection with the chapter 11 filing, the Debtors have notified all known claimants for the purpose of identifying all pre-petition claims against the Debtors. Pursuant to an order of the Court, all proofs of claims, other than for certain governmental entities, on account of pre-petition obligations, were required to be filed by June 16, 1997 (the "Bar Date"). Approximately 2,400 proofs of claim were filed against the Debtors by the Bar Date. Included among the claims filed are claims of unspecified and undeterminable amounts. The Debtors consider the amounts set forth in certain proofs of claim to be highly inflated and an inaccurate estimate of the Debtors' liabilities. The Debtors believe that certain of these claims are asserted in inaccurate amounts and may be duplicative and/or amended claims. As of March 31, 1998, the Debtors had secured orders of the Bankruptcy Court reducing 1,231 claims filed in an aggregate amount of approximately $80.2 million to an allowed amount of $3.04 million. The Debtors expect the objection process to continue.

      As previously announced, the Company filed a Joint Plan of Reorganization (the "Plan") with the Bankruptcy Court on January 27, 1998, and its related Disclosure Statement (the "Disclosure Statement") on February 2, 1998. The Plan was filed with the support of the Steering Committee for the Company's secured creditors (the "Secured Creditors Committee"), but without the support of the Committee for the Company's unsecured creditors (the "Unsecured Creditors Committee"). The Unsecured Creditors Committee has commenced discovery of the Company, its advisors, the secured creditors of the Company and their advisors in connection with possible objections to the Plan.

      The Company is continuing to discuss the Company's Plan for the stand-alone reorganization of the Company with the Secured Creditors Committee and the Unsecured Creditors Committee, and the Company and such Committees also are considering certain possible business combinations involving the Company under a plan of reorganization. Accordingly, the Company and such Committees agreed to adjourn a hearing concerning the

                MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                    UNAUDITED
                          (dollar amounts in thousands)

1. Chapter 11 Reorganization and Basis of Presentation - (Continued)

adequacy of information contained in the Disclosure Statement that had been scheduled for April 14, 1998. There can be no assurance that the parties will reach agreement on a plan of reorganization or that any business combination will be effected.

      The accompanying financial statements have not been prepared in accordance with GAAP because Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets, to be Disposed Of" ("SFAS 121") has not been applied. In March 1995, the Financial Accounting Standards Board issued SFAS 121, which is effective for financial statements for fiscal years beginning after December 15, 1995. Under certain circumstances, SFAS 121 requires companies to write down the carrying value of long-lived assets recorded in the financial statements to the fair value of such assets. A significant amount of the assets of the Company, which were acquired as a result of the acquisitions of businesses, including the Dial Page and MobileComm acquisitions, were recorded in accordance with principles of purchase accounting at acquisition prices and constitute long-lived assets. The Company has determined, and its independent auditors have concurred, that SFAS 121 is applicable to the Company, and therefore the Company expects to be required to write down the carrying value of its long-lived assets to their fair value. The Company believes the amount of the write down will be material; however, it is not possible at this time to determine such amount. Since the Company cannot comply with SFAS 121 at this time, it is unable to issue audited financial statements in compliance with generally accepted accounting principles. Additionally, there may also be audit adjustments and adjustments to certain other accounts as a result of the Debtors' filing for protection under Chapter 11 of the US Bankruptcy Code on January 30, 1997.

      The consolidated financial statements at December 31, 1997 and 1996 have been prepared on a going concern basis which assumes continuity of operations and realization of assets and liquidation of liabilities in the ordinary course of business. As discussed herein, there are significant uncertainties relating to the ability of the Company to continue as a going concern. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or the amounts and classification of liabilities that might be necessary as a result of the outcome of the uncertainties discussed herein.

2. The Company and Summary of Significant Accounting Policies

   The Company

      The Company provides paging services in the United States, including most of the largest metropolitan areas.

   Consolidation

      The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries (MobileMedia Communications of California, Inc., MobileMedia Paging, Inc., MobileMedia DP Properties, Inc., Dial Page Southeast, Inc., RadioCall Company of Virginia, Inc., MobileMedia PCS, Inc., Mobile Communications Corporation of America, MobileComm of Florida, Inc., MobileComm of Tennessee, Inc., MobileComm of the Midsouth, Inc., MobileComm Nationwide Operations, Inc., MobileComm of the West, Inc., MobileComm of the Northeast, Inc., MobileComm of the Southeast, Inc., MobileComm of the Southeast Private Carrier Operations, Inc., MobileComm of the Southwest, Inc. and FWS Radio, Inc.). All significant intercompany accounts and transactions have been eliminated.

                MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                    UNAUDITED
                          (dollar amounts in thousands)

2. The Company and Summary of Significant Accounting Policies - (Continued)

   Cash Equivalents

      The Company considers all highly-liquid securities with an original maturity of less than three months to be cash equivalents.

   Concentrations of Credit Risk

      Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and accounts receivable. The Company places its temporary cash investments with high-quality institutions and, by policy, limits the credit exposure to any one institution. Although the Company faces significant credit risk from its customers, which has been aggravated due to the Company's operating problems, such risk does not result from a concentration of credit risk as a result of the large number of customers which comprise the Company's customer base. The Company generally does not require collateral or other security to support customer receivables.

   Inventories

      The Company values inventories at the lower of specific cost or market value. Inventories consist of pagers held specifically for resale by the Company.

   Revenue Recognition

      The Company recognizes revenue under service, rent and maintenance agreements with customers at the time the related services are performed. Advance billings for services are deferred and recognized as revenue when earned. The Company leases (as lessor) certain pagers under operating leases. Sales of pagers are recognized upon delivery.

   Reclassifications

      Certain 1996 financial statement items have been reclassified to conform to the 1997 presentation.

   Restatement of 1996 Financial Statements

      Certain 1996 financial statement items have been revised to correct previously reported results. These revisions consist primarily of (1) an increase in Accounts receivable and Accrued expenses and other current liabilities of approximately $7,600 to reflect the reclassification of credit balances resulting from historical errors in processing accounts receivable, which arose prior to 1997 and (2) a decrease in Property and equipment, net and Accrued expenses and other current liabilities of approximately $1,375 to adjust accrued capital expenditures to correct amounts.

   Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

   Property and Equipment

      Effective October 1, 1997, the Company shortened the estimated useful life of pagers from four to three years. This change resulted in additional depreciation expense of approximately $2,500 in 1997.

      Property and equipment are stated at cost, less accumulated depreciation.

      Expenditures for maintenance are charged to expense as incurred.

      Upon retirement of pagers, the cost and related accumulated depreciation are removed from the accounts and the net book value, if any, is charged to depreciation expense. Upon the sale of pagers, the net book value is charged to cost of products sold.

                MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                    UNAUDITED
                          (dollar amounts in thousands)

2. The Company and Summary of Significant Accounting Policies - (Continued)

      Depreciation and amortization are computed using the straight-line method over the following estimated useful lives:

                  Pagers ................................   3 years
                  Radio transmission equipment ..........   10 years
                  Computer equipment ....................   4 years
                  Furniture and fixtures ................   5 years
                  Leasehold improvements ................   1-10 years
                  Buildings .............................   30 years

   Intangible Assets

      Intangible assets consist primarily of customer lists, FCC licenses, a non-competition agreement, software and the excess of consideration paid over fair values of net assets acquired and are being amortized principally using the straight-line method over periods ranging from 1 to 40 years.

   Impairment of Long-Lived Assets

      The Company adopted Statement of Financial Accounting Standards No. 121 ("SFAS 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" in the year ended December 31, 1995. Under certain circumstances, SFAS 121 requires companies to write down the carrying value of long-lived assets recorded in the financial statements to the fair value of such assets. The Company has determined that the existence of adverse business circumstances, such as the Company's bankruptcy, its operating results for the 1997 and 1996 fiscal years and the uncertainty associated with the pending FCC proceeding, constitute indicators of impairment for purposes of SFAS 121, that recognition of an impairment loss may be appropriate and that the amount of such impairment loss will be material. At December 31, 1997 and 1996, more than 90% of the Company's total assets constitute long-lived assets. The Company has concluded that, at the present time, it is not possible to determine the amount of impairment pursuant to SFAS 121, and, accordingly, the Company's financial statements for 1997 and 1996 are not presented in accordance with generally accepted accounting principles.

   Debt Issue Costs

      Debt issue costs, which relate to the long term debt discussed in Note 6, are reported as "Other assets" in the accompanying balance sheets. Such costs amounted to $22,939 at December 31, 1997 and $26,582 at December 31, 1996 and are being amortized on a straight line basis over the term of the related debt.

    Restructuring Costs

      Restructuring costs are primarily comprised of professional fees constituting administrative expenses incurred by the Company as a result of reorganization under chapter 11 of the Bankruptcy Code.

    Income Taxes

      Income taxes are accounted for by the liability method in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes".

                MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                    UNAUDITED
                          (dollar amounts in thousands)

3. Acquisitions and Divestitures

      On January 4, 1996, the Company completed its acquisition of MobileComm, BellSouth's paging and wireless messaging unit, and an associated nationwide two-way narrowband 50/12.5 kHz PCS license, and BellSouth agreed to enter into a two-year non-compete agreement and a five-year reseller agreement with the Company (the "MobileComm Acquisition"). The aggregate consideration paid for the MobileComm Acquisition (excluding fees and expenses and related financing costs) was approximately $928,709.

      The MobileComm Acquisition has been accounted for as a purchase transaction in accordance with Accounting Principles Board Opinion No. 16 and, accordingly, the financial statements for the periods subsequent to January 4, 1996 reflect the purchase price and transaction costs of $24,328, allocated to tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of January 4, 1996.

      The allocation of the purchase price is summarized as follows:

                 Current assets ............................   $  55,301
                 Property and equipment ....................     112,986
                 Intangible assets .........................     934,269
                 Other assets ..............................         143
                 Liabilities assumed .......................    (149,662)
                                                               ---------
                                                               $ 953,037
                                                               =========

      On August 31, 1995, the Company purchased the paging assets and messaging services business (the "Paging Business") of Dial Page, Inc. ("Dial Page"), including the capital stock of two wholly-owned Dial Page subsidiaries, and assumed certain liabilities of the Paging Business (the "Dial Page Acquisition"). The purchase price for the Paging Business was $187,396, comprised of cash and the assumption by the Company of the aggregate principal amount of and accrued interest on certain indebtedness of Dial Page.

      The Dial Page Acquisition has been accounted for as a purchase transaction in accordance with Accounting Principles Board Opinion No. 16 and, accordingly, the financial statements for the periods subsequent to August 31, 1995 reflect the purchase price, including bond tender premium and consent, and fees of $7,444 and transaction costs of $5,339, allocated to tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of August 31, 1995.

      The allocation of the purchase price is summarized as follows:

                  Current assets ................................   $   3,441
                  Property and equipment ........................      37,406
                  Intangible assets .............................     167,101
                  Other assets ..................................          74
                  Liabilities assumed ...........................      (7,843)
                                                                    ---------
                                                                    $ 200,179
                                                                    =========

      Results of operations for the year ended December 31, 1995 include results of Dial Page subsequent to August 31, 1995. The following unaudited pro forma information reflects the results of operations of the Company assuming the Dial Page and MobileComm acquisitions had occurred as of January 1, 1995.

                MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                    UNAUDITED
                          (dollar amounts in thousands)

3. Acquisitions and Divestitures - (Continued)

                                                         Year ended
                                                      December 31, 1995
                                                      -----------------
            Net revenue .......................           $ 559,236
            Net loss ..........................           $(213,173)

On October 23, 1995, the Company completed the purchase of additional capacity for its nationwide Private Carrier Paging channel for $10,175 from MAP Mobile Communications, Inc.

4. Property and Equipment

     Property and equipment are summarized as follows:

                                                              December 31,
                                                       -------------------------
                                                         1997             1996
                                                       --------         --------

Pagers .......................................         $196,791         $228,924
Radio transmission equipment .................          202,296          191,952
Computer equipment ...........................           30,896           25,641
Furniture and fixtures .......................           20,918           19,435
Leasehold improvements .......................           14,652           14,943
Construction in progress .....................            1,128            1,494
Land, buildings and other ....................            7,911           12,947
                                                       --------         --------
                                                        474,592          495,336
Accumulated depreciation .....................          216,655          167,579
                                                       --------         --------
Property and equipment, net ..................         $257,937         $327,757
                                                       ========         ========

5. Intangible Assets

                                                                     December 31,
                                      ---------------------------------------------------------------------------
                                                      1997                                  1996
                                      ------------------------------------   ------------------------------------
                                                   Accumulated                           Accumulated
                                         Cost     Amortization      Net         Cost     Amortization      Net
                                      ----------  ------------  ----------   ----------  ------------  ----------
Customer lists ....................   $  288,137   $  175,020   $  113,117   $  288,137   $  102,735   $  185,402
FCC Licenses ......................      774,731       40,421      734,310      774,731       22,757      751,974
Software ..........................        3,500        2,333        1,167        3,500        1,167        2,333
Non-competition agreement .........      125,999      125,999            0      125,999      114,029       11,970
Excess of consideration paid over
  fair value of net assets acquired      175,765       17,524      158,241      176,646       10,094      166,552
                                      ----------   ----------   ----------   ----------   ----------   ----------
                                      $1,368,132   $  361,297   $1,006,835   $1,369,013   $  250,782   $1,118,231
                                      ==========   ==========   ==========   ==========   ==========   ==========

                MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                    UNAUDITED
                          (dollar amounts in thousands)

5. Intangible Assets - (Continued)

      The Company is not amortizing the cost of two nationwide PCS licenses, one acquired directly from the FCC and the other as a result of the MobileComm acquisition, since the paging networks related to such licenses have not been constructed.

6. Long-Term Debt

      Long-term debt is summarized as follows:

                                                                    December 31,
                                                              -----------------------
                                                                 1997         1996
                                                              ----------   ----------
      DIP credit facility .................................   $   10,000   $       --
      Revolving loan ......................................       99,000       99,000
      Term loan ...........................................      550,000      550,000
      10 1/2% Senior Subordinated Deferred Coupon
        Notes due December 1, 2003 ........................      174,125      172,628
      9 3/8% Senior Subordinated Notes due November
        1, 2007 ...........................................      250,000      250,000
      Dial Page Notes .....................................        1,570        1,570
      Note Payable ........................................          986          998
                                                              ----------   ----------
                Total long-term debt ......................   $1,085,681   $1,074,196
                                                              ==========   ==========

      As of December 31, 1997, the debt obligations of the Company included:

1) A debtor-in-possession credit facility ("DIP Facility") with a syndicate of lenders including the Chase Manhattan Bank, as Agent (the "DIP Lenders"). As of December 31, 1997, there was $10,000 of borrowings outstanding under this facility. The Company is subject to certain financial and operating restrictions customary to credit facilities of this type including a limitation on periodic capital expenditures, minimum allowable periodic EBITDA and retention of a turnaround professional. Additionally, the Company is required to make monthly interest payments to the DIP Lenders. The DIP Facility bears interest at a rate of LIBOR plus 250 basis points or Base Rate plus 150 basis points, at the option of the Company. During the month of February 1997, the Debtors drew down $45 million of borrowings under the DIP Facility. During the months of March and April 1997, the Debtors repaid $25 million and $5 million, respectively, of borrowings under the DIP Facility. The Debtors drew down an additional $2 million under the DIP Facility during the month of August and repaid $5 million and $2 million of borrowings during the months of October 1997 and December 1997, respectively. On January 27, 1998, the DIP Facility was amended and reduced from $200,000 to $100,000.

2) A $750 million senior secured and guaranteed credit agreement (the "Pre-Petition Credit Agreement") with a syndicate of lenders including The Chase Manhattan Bank, as Agent. As of December 31, 1997 there was $649 million of loans outstanding under this facility consisting of two term loans of $137.5 million and $412.5 million and loans under a revolving credit facility totaling $99 million. This agreement was entered into on December 4, 1995, in connection with the financing of the MobileComm Acquisition. During a portion of 1996 and continuing subsequent to the Filing Date, the Company was in default under this agreement. As a result of such default and the bankruptcy filing, the Company has no borrowing capacity under this agreement.

                MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                    UNAUDITED
                          (dollar amounts in thousands)

6. Long-Term Debt - (continued)

3) $250,000 Senior Subordinated Notes due November 1, 2007 (the "9 3/8% Notes") issued in November 1995, concurrent with MobileMedia's second offering of Class A Common Stock (See Note 11). These notes bear interest at a rate of 9 3/8% payable semiannually on May 1 and November 1 of each year. On November 1, 1996, the Company did not make its scheduled interest payment on its 9 3/8% Notes which constituted an event of default under this indenture. The note holders have not exercised any rights or remedies afforded such holders (which rights include, but are not limited to, acceleration of the stated maturity of the notes). Since the Filing Date, any such right or remedy is subject to the automatic stay created by the Bankruptcy Code.

4) $210,000 of Senior Subordinated Deferred Coupon Notes (the "Deferred Coupon Notes") issued, at a discount, in November 1993. The Deferred Coupon Notes accrete at a rate of 10.5%, compounded semiannually, to an aggregate principal amount of $210,000 by December 1, 1998 after which interest is paid in cash at a rate of 10.5% and is payable semiannually. By virtue of the missed interest payments on the 9 3/8% Notes and the Pre-Petition Credit Agreement an event of default has occurred under this indenture. The note holders have not exercised any rights or remedies afforded such holders (which rights include, but are not limited to, acceleration of the stated maturity of the notes). Since the Filing Date, any such right or remedy is subject to the automatic stay created by the Bankruptcy Code.

   Interest Expense on Long Term Debt

      Interest paid during the year ended December 31, 1997, 1996 and 1995 was $76,624, $65,978 and $9,828, respectively. Total interest cost incurred for the year ended December 31, 1997 was $68,409, of which $176 was capitalized. Total interest cost incurred for the year ended December 31, 1996 was $94,231, of which $1,292 was capitalized. For the year ended December 31, 1995, total interest incurred was $32,994, of which $1,249 was capitalized.

      Subsequent to the Filing Date, interest was accrued and paid only on the Pre-Petition Credit Agreement and the DIP Facility.

7. Related Party Transactions

      On February 8, 1995 MobileMedia called upon certain investors for an additional $25,000 of capital which was required to be contributed to the Company in exchange for 137,095 shares of Class A and 2,362,900 shares of Class B common stock at $10 per share and warrants to purchase 51,014 shares of Class A Common Stock. On June 13, 1995, the Company received the $25,000 from the exercise of such call.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   UNAUDITED
                         (dollar amounts in thousands)

8. Income Taxes

      The components of income tax benefit (expense) are as follows:

                                              Year Ended December 31,
                                           -----------------------------
                                            1997        1996       1995
                                           ------      ------     ------
      Current:
        Federal .....................      $   --      $   --     $   --
        State and local .............          --          --         --
                                           ------      ------     ------
      Deferred:
        Federal .....................          --          --         --
        State and local .............          --          --         --
                                           ------      ------     ------

             Total ..................      $   --      $   --     $   --
                                           ======      ======     ======

      A reconciliation of income tax benefit and the amount computed by applying the statutory federal income tax rate to loss before income taxes is as follows:

                                              Year Ended December 31,
                                           1997         1996         1995
      Tax benefit computed at federal
           statutory rate ...........   $  73,160    $ 117,917    $  14,378
       Valuation allowance on federal
           deferred tax assets ......   $ (73,160)   $(117,917)   $ (14,378)
                 Total ..............   $      --    $      --    $      --
                                        =========    =========    =========

     The effect of the valuation allowance shown above represents federal tax effects on income from continuing operations.

                MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                    UNAUDITED
                          (dollar amounts in thousands)

8. Income Taxes - (Continued)

      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for federal and state income tax purposes. The components of deferred tax liabilities are as follows:

                                                                        December 31,
                                                                   ----------------------
                                                                      1997         1996
                                                                   ---------    ---------
      Deferred tax liabilities:
           Difference in book and tax cost of intangible assets    $  57,267    $  83,776
           Other ...............................................       2,604        1,914
                                                                   ---------    ---------
       Tax deferred tax liabilities ............................      59,871       85,690
       Deferred tax assets:
           Loss on discontinued operations .....................         777        3,137
           Difference between book and tax basis of liabilities       13,322       21,694
           Net operating loss carryforward .....................     157,875       85,326
           Difference between book and tax basis of fixed assets      28,665       30,692
           Other ...............................................       3,837        2,741
                                                                   ---------    ---------
       Total deferred assets ...................................     204,476      143,590
       Valuation allowances for deferred tax assets ............    (216,702)    (129,997)
                                                                   ---------    ---------
       Net deferred tax assets .................................     (12,226)      13,593
                                                                   =========    =========
       Net deferred tax liabilities ............................   $  72,097    $  72,097
                                                                   =========    =========

      As of December 31, 1997, the Company has available net operating loss carryforwards for tax purposes of approximately $380,000 which expire in years 2008 through 2012. Utilization of these losses may be limited under Section 382 of the Internal Revenue Code.

      The Company believes consummation of the public offering of 15,525,000 shares of Class A Common Stock on November 7, 1995 caused an ownership change for the Company for purposes of Section 382 of the Code. As a result, the use of the Company's pre-ownership change net operating loss carryforwards will be limited annually by the Section 382 Limitation, which is estimated to be approximately $40.0 million. If a second ownership change occurred subsequent to November 7, 1995, which has not been determined, use of the Company's net operating losses would be severely limited. Furthermore, the Company's federal and state net operating losses may be reduced or otherwise limited as a result of the reorganization of the Company during bankruptcy proceedings.

                MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                    UNAUDITED
                          (dollar amounts in thousands)

9. Leases

      Certain facilities and equipment used in operations are held under operating leases. In accordance with the Bankruptcy Code, all lease contracts will be reviewed, and subject to Court approval, are subject to rejection. Rental expenses under operating leases were $43,453, $44,574, and $14,983 for years ended December 31, 1997, 1996 and 1995, respectively. At December 31, 1997, the aggregate minimum rental commitments under leases were as follows:

                  1998 ...........................     $23,566
                  1999 ...........................      18,953
                  2000 ...........................      14,037
                  2001 ...........................       7,625
                  2002 ...........................       4,788
                  Thereafter .....................       7,707
                                                       -------
                                                       $76,676
                                                       =======

      On March 21, 1998, the Company moved into a new headquarters facility pursuant to a lease with Miller Freeman, Inc. entered into with Bankruptcy Court approval. On April 1, 1998, the Company, with Bankruptcy Court approval, assigned its prior lease of rental property used for its Headquarters office to Southwestern Bell Yellow Pages, Inc. The lease expires in June, 2000. The estimated annual savings related to this lease assignment and the lease with Miller Freeman, Inc. is approximately $1,400. The cost savings is not reflected in the above minimum rental commitments.

10. Employee Benefit Plans

      The Company adopted a retirement savings plan which allows for all employees who have been employed for one year and have at least 1,000 hours of credited service to contribute and defer up to 15% of his or her compensation. Effective February 1, 1996, the Company began a matching contribution of 50% of the first 2% of the elected deferral plus an additional 25% of the next 4% of the elected deferral. The Company's matching contribution was $730 in 1997 and $700 in 1996.

      Employees of MobileComm and Dial Page who were hired by the Company were eligible to participate in the Company's retirement savings plan based on their recognized MobileComm and Dial Page service date. As of the date of the MobileComm and Dial Page Acquisitions employees with one year and at least 1,000 hours of credited service were eligible to participate.

11. Common Stock, Stock Option Plans and Stock Warrants

      On July 6, 1995, MobileMedia issued an aggregate of 8,000,000 shares of Class A Common Stock in a public offering at a price of $18.50 per share. MobileMedia received net proceeds from the sale of approximately $137,975. In addition, on July 25, 1995, the underwriters exercised their over-allotment option to purchase an additional 800,000 shares of Class A Common Stock at the initial public offering price. Accordingly, MobileMedia received additional net proceeds of $13,910 for the over-allotment shares.

      On November 13, 1995, MobileMedia issued an aggregate of 13,500,000 shares of Class A Common Stock at a public offering price of $23.75 resulting in net proceeds of approximately $308,755. In addition, the underwriters exercised their over-allotment option to purchase an additional 2,025,000 shares of Class A Common Stock at the public offering price resulting in additional net proceeds of approximately $46,170.

                MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                    UNAUDITED
                          (dollar amounts in thousands)

11. Common Stock, Stock Option Plans and Stock Warrants - (Continued)

   Non-Employee Directors

      The Company adopted a stock option plan under which options to purchase MobileMedia Class A Common Stock will be granted to the Company's non-employee directors.

      Options for a total of 121,800 shares of Class A Common Stock were issued under the Plan since the beginning of the Plan. All exercise prices per share were considered to be the fair market value at the date of grant.

      The plan was amended in 1997 to provide that no additional options may be granted. Accordingly, no additional options were granted after 1996 under the Plan. At December 31, 1996, options for a total of 92,040 shares of Class A Common Stock, at exercise prices ranging from $10.00 to $26.38, were outstanding. At December 31, 1997, options for a total of 90,290 shares of Class A Common Stock were outstanding (which figure reflects the forfeiture of options for 1,750 shares of Class A Common Stock by reason of the resignation of a director in 1997).

    Employees

      The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its employee stock options because the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation," requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock option equals the market price of the underlying stock on the date of grant, no compensation expense is recognized. In light of the Company's current circumstances, the pro forma effect of stock compensation expense pursuant to SFAS No. 123 has not been calculated.

      The Company adopted the 1993 MobileMedia Corporation Stock Option Plan (the "Option Plan") under which options to purchase shares of MobileMedia's Class A Common Stock may be granted to officers and key employees of the Company.

      Two types of options may be granted under the Option Plan: options intended to qualify as incentive stock options under Section 422 of the Code, and "non-qualified" stock options not specifically authorized or qualified for favorable federal income tax treatment under the Code. The option exercise price for incentive stock options granted under the Option Plan may not be less than the fair market value (as defined in the Option Plan) of the Company's Class A Common Stock on the date the option is granted. The exercise price of non-qualified stock options may be set by the Board of Directors at a discount from fair market value.

      Prior to the Filing Date, qualified and non-qualified options issued to certain current and former officers and key employees of the Company to purchase up to 1,449,259 and 1,470,468, shares of Class A Common Stock at December 31, 1997 and 1996, respectively, at exercise prices ranging from $6.81 to $10.00 per share, were outstanding.

                MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                                    UNAUDITED
                          (dollar amounts in thousands)

12. Commitments and Contingencies

      The Company is party to a number of lawsuits and other matters arising in the ordinary course of business.

      As announced in its September 27, 1996 and October 21, 1996 press releases, the Company discovered misrepresentations and other violations which occurred during the licensing process for as many as 400 to 500, or approximately 6% to 7%, of its approximately 8,000 local transmission one-way paging stations. The Company caused an investigation to be conducted by its outside counsel, and a comprehensive report regarding these matters was provided to the FCC in the Fall of 1996. In cooperation with the FCC, outside counsel's investigation was expanded to examine all of the Company's paging licenses, and the results of that investigation were submitted to the FCC on November 8, 1996. As part of the cooperative process, the Company proposed to the FCC that a consent order be entered which would result, among other things, in the return of certain local paging authorizations then held by the Company, the dismissal of certain pending applications for paging authorizations, and the voluntary acceptance of a substantial monetary forfeiture.

      On January 13, 1997, the FCC issued a Public Notice relating to the status of certain FCC authorizations held by the Company. Pursuant to the Public Notice, the FCC announced that it had (i) automatically terminated approximately 185 authorizations for paging facilities that were not constructed by the expiration date of their construction permits and remained unconstructed, (ii) dismissed approximately 94 applications for fill-in sites around existing paging stations (which had been filed under the so-called "40-mile rule") as defective because they were predicated upon unconstructed facilities and (iii) automatically terminated approximately 99 other authorizations for paging facilities that were constructed after the expiration date of their construction permits. With respect to the approximately 99 authorizations where the underlying station was untimely constructed, the FCC granted the Company interim operating authority subject to further action by the FCC.

      On April 8, 1997, the FCC adopted an order commencing an administrative hearing into the qualification of the Company to remain a licensee. The order directed an Administrative Law Judge to take evidence and develop a full factual record on directed issues concerning the Company's filing of false forms and applications. The Company was permitted to operate its licensed facilities and provide service to the public during the pendency of the hearing.

      On June 6, 1997, the FCC issued an order staying the hearing proceeding for ten months in order to allow the Company to develop and consummate a plan of reorganization that provides for a change of control of the Company and a permissible transfer of the Company's FCC licenses. The order, which is based on an FCC doctrine known as Second Thursday, provides that if there is a change of control that meets the conditions of Second Thursday, the Company's FCC issues will be resolved by the transfer of the Company's FCC licenses to the new owners of the Company and the hearing will not proceed. The Company believes that a reorganization plan that provides for either a conversion of certain existing debt to equity, in which case existing MobileMedia shares will be substantially diluted or eliminated, or a sale of the Company will result in a change of control. The Company has requested that the FCC grant an extension of the order staying the hearing for an additional six months to October 6, 1998. In the event that the Company were unable to consummate a plan of reorganization that satisfies the conditions of Second Thursday, or should the FCC not grant an extension of the stay of the hearing, the Company would be required to proceed with the hearing, which, if adversely determined, could result in the loss of the Company's licenses or substantial monetary fines, or both. Such an outcome would have a material adverse effect on the Company's financial condition and results of operations.

      Prior to the Filing Date, five actions allegedly arising under the federal securities laws were filed against MobileMedia and certain of its officers, directors and underwriters in the United States District Court for the District

                MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                                    UNAUDITED
                          (dollar amounts in thousands)

12. Commitments and Contingencies - (Continued)

of New Jersey. These actions were subsequently consolidated as In re MobileMedia Securities Litigation, No. 96-5723 (AJL) (the "New Jersey Actions"). A consolidated amended complaint (the "Complaint") was filed on November 21, 1997. The Complaint does not name MobileMedia as a defendant.

      In June 1997, the Debtors initiated an Adversary Proceeding in the Bankruptcy Court to stay the prosecution of the New Jersey Actions. Pursuant to a Stipulation entered into among the Debtors and the plaintiffs in the New Jersey Actions and "So Ordered" by the Bankruptcy Court on October 31, 1997, the plaintiffs in the New Jersey Actions may conduct only limited discovery in connection with the New Jersey Actions and may not file any pleadings, except responses to motions to dismiss, until the earlier of September 30, 1998 and the effective date pursuant to a plan of reorganization.

      In addition to the New Jersey Actions, two lawsuits (together, the "California Actions" and, together with the New Jersey Actions, the "Securities Actions") were filed in September 1997 in the United States District Court for the Northern District of California and the Superior Court of California naming as defendants certain former officers and certain present and former directors of MobileMedia, certain investment entities and the Debtors' independent auditors in their capacity as the Debtors' independent auditors. None of the Debtors is named as defendant in the California Actions.

      On November 4, 1997, the Debtors commenced an adversary proceeding in the Bankruptcy Court seeking to stay the prosecution of the California Actions against the named defendants. At a hearing held on December 10, 1997, the Bankruptcy Court enjoined the plaintiffs in the California Actions until May 31, 1998 from prosecuting the California Actions, with certain exceptions.

      Neither the New Jersey Actions nor the California Actions name any of the Debtors as a defendant. However, proofs of claim have been filed against the Debtors by the plaintiffs in the New Jersey Actions, and both the New Jersey Actions and the California Actions may give rise to claims against the Debtors' Directors, Officers and Corporate Liability Insurance Policy. Under the plan of reorganization, filed on January 27, 1998, these Claims will receive no distributions.

      Three former employees have pre-petition agreements which provide an incentive payment of up to $300 to each of them if the Company's EBITDA (excluding operations of businesses acquired after MPS) for 1996 equals or exceeds $82,200 subject to certain adjustments (the "1996 Target"), and of up to $1,000 to each of them if the Company's EBITDA for 1998 (excluding operations of businesses acquired after MPS) equals or exceeds $125,100, subject to certain adjustments (the "1998 Target"). One current and four former employees have pre-petition agreements which provide for incentive payments of up to $150 to each of them if the Company (excluding operations of businesses acquired after MPS) meets the 1996 Target and of up to $300 to each of them if the Company (excluding operations of businesses acquired after MPS) meets the 1998 Target. Several former employees have submitted proofs of claim with the Bankruptcy Court with respect to these incentive payments. The Company intends to object to these unsecured claims.

13. Other Investments

      On March 21,1995, the Company purchased a 33% interest in Abacus Communications Partners, L.P., a Delaware limited partnership, from Abacus Business Services, Inc. for $1,641. Abacus Communications Partners, L.P. is the Company's exclusive alphanumeric dispatch services provider. The investment has been accounted for under the equity method in accordance with Accounting Principles Board Opinion No. 18. Under the equity method, original investments are recorded at cost and adjusted by the Company's share of undistributed earnings or losses of the purchased company. The Company's share of income
(loss) of affiliate, net of distribution, for the years ended December 31, 1997, 1996 and 1995 was $69, $161 and $(303), respectively.

                MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                                    UNAUDITED
                          (dollar amounts in thousands)

14. Impact of Year 2000

      The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

      While the Company is aware that certain of its software requires modification, it is in the process of determining the full extent that it will be required to modify or replace significant portions of its software so that its computer systems function properly with respect to dates in the year 2000 and thereafter. If such modifications and conversions are not made, or are not completed timely, the Year 2000 Issue could have a material impact on the operations of the Company.